Exhibit 99.1

ContraVir’s CMX157 Outperforms Gilead’s Tenofovir AF (TAF) Against Hepatitis B Virus in Independent Head-to-Head In-Vitro Study

Results Confirm CMX157’s Increased Potency Versus Tenofovir and Viread® and Provide First Direct Comparison to TAF

Edison, NJ, March 29, 2016 — ContraVir Pharmaceuticals, Inc. (NASDAQ: CTRV), a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies, reported positive results from a third-party in vitro study that further validates CMX157’s profile as a highly potent anti-hepatitis B drug.  In this first head-to-head in vitro study, CMX157 compared favorably to tenofovir alafenamide fumarate (TAF), which was approved recently by the US Food and Drug Administration (FDA) as part of a four-drug combination therapy for HIV-1 (Genvoya®), and is currently under development by Gilead Sciences Inc. (GILD) for treating chronic hepatitis B infection.  ContraVir recently initiated a Phase 1/2a clinical study of CMX157, which is currently enrolling healthy volunteers and is anticipated to begin enrolling hepatitis B patients in the second quarter 2016.

The study compared the anti-hepatitis B activities of CMX157 and other tenofovir prodrugs, including tenofovir DF (Viread®), in order to profile CMX157 among this important class of antiviral therapies.  The study findings revealed that CMX157 and TAF were similarly potent against hepatitis B virus (HBV), with CMX157 trending toward higher potency (EC50 = 9.3 ± 3.6 nM vs. 32.4 ± 17.1 nM for CMX157 and TAF, respectively; and EC90 = 186 ± 53 nM vs 474 ± 261 nM for CMX157 and TAF, respectively).  Furthermore, viral rebound studies showed that CMX157 demonstrates best-in-class duration of activity.  Nine days following incubation with HBV, using two different experimental conditions, one at equimolar and one at EC90 concentrations, CMX157 showed two- to three-fold reduced viral rebound compared to TAF.  The study also confirmed earlier results, as reported previously by ContraVir, regarding the significantly increased potency of CMX157 compared to tenofovir.

About ContraVir Pharmaceuticals

ContraVir is a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies with two candidates in mid-to-late stage clinical development. ContraVir’s lead clinical drug, FV-100, is an orally available nucleoside analogue prodrug that is being developed for the treatment of herpes zoster, or shingles, which is currently in Phase 3 clinical development.  In addition to direct antiviral activity, FV-100 has demonstrated the potential to reduce the incidence of debilitating shingles-associated pain known as post-herpetic neuralgia (PHN) in a Phase 2 clinical study.  ContraVir’s anti-Hepatitis B program is focused on CMX157, a highly potent analog of the successful antiviral drug tenofovir for the Hepatitis B virus.  CMX157’s novel structure results in decreased circulating levels of tenofovir, lowering systemic exposure and thereby reducing the potential for renal and bone side effects.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on ContraVir’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. ContraVir does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in ContraVir’s Form 10-K for the year ended June 30, 2015, and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Tiberend Strategic Advisors, Inc.

Josh Drumm (investors)

jdrumm@tiberend.com; (212) 375-2664

Claire Sojda (media)

csojda@tiberend.com; (212) 375-2686